1

                           LOAN AND SECURITY AGREEMENT


This LOAN AND SECURITY AGREEMENT is entered into as of December 14, 1995 between PEOPLE'S BANK, a Connecticut banking corporation ("People's"), with a place of business located at Bridgeport Center, 850 Main Street, Bridgeport, Connecticut 06607, and THE MILLBROOK PRESS, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 2 Old New Milford Road, Brookfield, Connecticut 06804.

The parties agree as follows:


1.       DEFINITIONS AND CONSTRUCTION.

         1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

         "Account Debtor" which means any person who is or who may become obligated under, with respect to, or on account of an Account.

         "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

         "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, or otherwise.

         "Agreement" means this Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

         "Authorized Officer" means any officer of Borrower.

         "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. #101 et seq.), as amended, and any successor statute.

         "Borrower" has the meaning set forth in the preamble to this Agreement.

         "Borrower's Books" means all of Borrower's books and records including: ledgers, records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information.

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                                                                               2

         "Borrowing Base" has the meaning set forth in Section 2.1.

         "Business Day" means any day which is not a Saturday, Sunday, or other day on which national banks or banks in the State of Connecticut are authorized or required to close.

         "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), other than current stockholders of the Borrower and their Affiliates, directly or indirectly, or more than 50% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

         "Closing Date" means the date of the initial advance hereunder.

         "Code" means the Connecticut Uniform Commercial Code.

         "Collateral means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of People's and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

         "Consolidated Current Assets" means, as of any date of determination, the aggregate amount of all current assets of Borrower and its subsidiaries less all prepaid expenses calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

         "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of all current liabilities of Borrower and its subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

         "Daily Balance" means the amount of an Obligation owed at the end of a given day.

         "Debt Service Ratio" shall mean the ratio obtained by dividing (I) Net Profit After Taxes plus all non-recurring items, discretionary expenses, depreciation, amortization, interest expense on Indebtedness, less dividends, less adjustments to retained earnings (other than accrued and unpaid dividends on preferred stock), less internally funded capital expenditure costs and less other adjustments to income by (ii) all current maturities of long term debt and interest on all indebtedness plus fees and costs paid to People's and any other holder of Indebtedness.

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                                                                               3

         "Early Termination Premium" has the meaning set forth in Section 3.5.

         "Eligible Accounts" means those Accounts created by Borrower in the ordinary course of business that arise out of Borrower's sale of goods, that comply in all material respects with all of Borrower's representations and warranties to People's, and that are and at all times shall continue to be acceptable to People's in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by People's in People's reasonable credit judgment. Eligible Accounts shall not include the following:

         (a) Accounts (due within 60 days) that the Account Debtor has failed to pay within sixty (60) days of due date, Accounts (due within ninety (90) days) that the Account Debtor has failed to pay within thirty (30) days and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within sixty (60) days of due date;

         (b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

         (c) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional; provided, however, that this subsection shall not make ineligible, any Account which otherwise would be eligible, if the Account Debtor is a wholesaler and has the right within six (6) months from the creation of the sale to return the purchased goods in accordance with normal industry standards; provided, however, that People's shall have the right to impose reasonable reserves from time to time in connection with any Accounts from Account Debtors who are wholesalers who have or exercise such right of return;

         (d) Accounts with respect to which the Account Debtor is not a resident of the United States, and which are not either (I) covered by credit insurance in form and amount, and by an insurer, satisfactory to People's, or (ii) supported by one or more letters of credit that are assignable by their terms and have been delivered to People's in an amount, of a tenor, and issued by a financial institution, acceptable to People's;

         (e) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States;

         (f) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

         (g) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto to the extent of such dispute or claim, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;



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         (h) Accounts the collection of which People's, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

         (I) Accounts that are payable in other than United States Dollars; and

         (j) Accounts that represent progress payments or advance billings that are due proper to the completion of performance by Borrower of the subject contract for goods or services; provided, however, that upon delivery of such goods or services or completion of performance such account shall be deemed an Eligible Account.

         "Eligible Inventory" means Inventory consisting of books held for sale in the ordinary course of Borrower's business, that are located at the premises identified on Schedule E-1, are acceptable to People's in all respects, and comply in all material respects with all of Borrower's representations and warranties to People's. Eligible Inventory shall not include consignment inventory, telemarketing packages, unbound books or loose sheets at a bindery, intransit books or slow moving inventory (any book which has been in print and available for sale for the past 24 months which has not sold) or obsolete items, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory at any location other than those set forth on Schedule E-1, Inventory subject to a security interest or lien in favor of any third Person, bill and hold goods or Inventory that is not subject to People's perfected security interest. Eligible Inventory shall be valued at the lower of Borrower's cost or market value.

         "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

         "ERISA" means the Employees Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulation promulgated thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is: (I) under common control with Borrower or (ii) treated, together with Borrower, as a single employer.

         "ERISA Event" means any one or more of the following: (I) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or


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                                                                               5

any ERISA Affiliate is required to make; (vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute ground under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

         "Event Of Default" has the meaning set forth in Section 8.

         "FEIN" means Federal Employer Identification Number.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

         "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, chooses in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

         "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances", or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with that exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels or polychlorinated biphenyls in excess of fifty (50) parts per million.

         "Indebtedness" means: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capital leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of


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whether  such  obligation  or liability is assumed;  and (e) any  obligation  of
Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

         "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

         "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, all current lists of title, all backlists, backlist titles and rights to such titles and backlists and backlist titles, all rights to the licensed rights to publish periodicals and books and Borrower's present and future bound and unbound books, periodicals and reading material and all plates, engravings, dies, type forms, printed copies and all other appliances and materials used in publishing materials by Borrower.

         "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

         "Loan Documents" means this Agreement, any note or notes executed by Borrower and payable to People's, and any other agreement entered into in connection with this Agreement.

         "Maximum Amount" has the meaning set forth in Section 2.1.

         "Multiemployer Plan" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower of an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

         "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

         "Net Profit After Taxes" means all of Borrower's income from whatever source less all of Borrower's expenses of operation, both direct and indirect including depreciation and amortization and less all taxes paid to all federal, state and local governmental authorities.

         "Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to People's, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing People's to charge Borrower's loan account), obligations, fees, lease payments, guaranties,


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                                                                               7

covenants, and duties owing by Borrower to People's of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument or pursuant to any other agreement between People's and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that People's may have obtained by assignment or otherwise, and further including all interest not paid when due and all People's Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

         "Old Lender" means First Fidelity Bank.

         "Overadvance" has the meaning set forth in Section 2.2.

         "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to People's, from Old Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Old Lender and obtain a termination or release of all of the security interests or liens existing in favor of Old Lender in and to the properties or assets of Borrower.

         "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

         "People's" has the meaning set forth in the preamble to this Agreement.

         "People's Expenses" means all: reasonable costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by People's; documentation, filing, recording, publication, appraisal (including periodic Collateral), environmental audit, and search fees assessed, paid, or incurred by People's in connection with People's transactions with Borrower; costs and expenses incurred by People's in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by People's resulting from the dishonor of checks; costs and expenses paid or incurred by People's to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the
Collateral or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by People's in examining Borrower's Books; reasonable costs and expenses of third party claims or any other suit paid or incurred by People's in enforcing or defending the Loan Documents; People's fees and costs and its reasonable attorney's fees, appraisal, recording and filing fees and costs incurred in documenting the loan facility represented by this Agreement, up to a maximum of $13,200 in the aggregate for all foregoing People's Expenses incurred on or prior to the Closing Date (with $1,200 of such sum an agreed upon fee for the initial audit and expenses of People's in connection with the approval of this loan facility) and subsequent to the Closing Date People's reasonable attorney's fees and expenses incurred in advertising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including reasonable attorney's fees and expenses incurred in connection with a "workout", a "restructuring", or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations),

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                                                                               8

defending, or concerning the Loan Documents, irrespective of whether suit is brought.

         "Permitted Liens" means: (a) liens and security interests held by People's; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests set forth on Schedule P-1 attached hereto; (d) purchase money security interests and liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under
Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law; (h) any lien subject to a Permitted Protest and (I) any lien not described in (a)-(h) above, and which lien does not materially interfere with the use and value of Property subject thereto and which lien is extinguished or satisfied within thirty (30) days.

         "Permitted Protest" means the right of the Borrower to protest any lien, tax, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided (I) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (ii) People's is reasonably satisfied that, while any such protest is pending, there will be no material impairment of the enforceability, validity, or priority of any of the liens or security interests of People's in and to the property or assets of Borrower.

         "Person"  means and includes  natural  persons,  corporations,  limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

         "Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c) of the IRC.

         "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

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                                                                               9

         "Reference Rate" means the highest of the variable rates of interest, per annum, most recently announced by People's or any successor to People's as its "prime rate" or "reference rate", as the case may be, irrespective of whether such announced rate is the best rate available.

         "Renewal Date" has the meaning set forth in Section 3.3.

         "Reportable Event" means any event described in Section 4043 (other than Subsections (b)(7) and (b)(9) of ERISA.

         "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

         "Tangible Net Worth" means, as of the date any determination thereof is to be made, the difference of: (a) Borrower's total stockholder's equity; minus
(b) the sum of: (I) all intangible assets of Borrower; (ii) all of Borrower's prepaid expenses; (iii) capitalized costs for new Inventory titles and (iv) all amounts due to Borrower from Affiliates, calculated on a consolidated basis.

         "Unfunded Benefit Liability" means the excess of a Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the IRC for the applicable plan year.

         "Voidable Transfer" has the meaning set forth in Section 15.8.

         "Working Capital" means the result of subtracting Consolidated Current Liabilities from Consolidated Current Assets.

         1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

         1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

         1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein", "hereby", "hereunder", and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

         1.5 Schedules And Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.       LOAN AND TERMS OF PAYMENT.

         2.1      Revolving Advances.

         (a) Subject to the terms and conditions of this Agreement, People's agrees to make revolving advances to Borrower in an amount at any one time outstanding not to exceed the Borrowing Base. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean (i) an amount equal to eighty percent (80%) of the amount of Eligible Accounts plus (ii) an amount equal to the lowest of: (x) fifty percent (50%) of the amount of Eligible Inventory, (y) the amount of credit availability created by Section 2.1(a) above or (z) One Million Five Hundred Thousand Dollars ($1,500,000).

         (b) Anything to the contrary in Section 2.1(a) above notwithstanding, People's may reduce its advance rates based upon Eligible Accounts or Eligible Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of People's security interests in the Collateral.

         (c) People's shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed Two Million Seven Hundred Thousand Dollars ($2,700,000) ("Maximum Amount").

         (d) People's is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower. Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by People's hereunder. Unless otherwise agreed by People's and Borrower, any advance requested by Borrower and made by People's hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

         2.2 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to People's pursuant to Section 2.1 is greater than either the dollar or percentage limitations set forth in Section 2.1 (an "Overadvance"), Borrower immediately shall pay to People's, in cash, the amount of such excess to be held by People's as cash collateral to secure Borrower's obligation to repay People's.

         2.3      Interest:  Rates, Payments, and Calculations.

         (a) Interest Rate. All Obligations shall bear interest, on the average Daily Balance, at a per annum rate of one-half (0.5) percentage points above the Reference Rate.

         (b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to four and one-half (4.5) percentage points above the Reference Rate.

         (c) Payments. Interest hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes People's, at its option, without prior notice to Borrower, to charge such interest, all People's Expenses (as and when incurred), and all installments or other payments due under any note or other Loan Document to Borrower's loan account, which unpaid amounts thereafter shall accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

         (d) Computation. The Reference Rate as of the date of this Agreement is eight and three-quarters percent (8.75%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the bases of a three hundred sixty (360) day year for the actual number of days elapsed.

         2.4 Crediting Payments; Application Of Collections. The receipt of any wire transfer of funds, check, or other item of payment by People's immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of People's or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, People's shall be entitled to charge Borrower for two (2) Business Days of "clearance" at the rate set forth in Section 2.3(a) or Section 2.3(b), as applicable, on all collections, checks, wire transfers, or other items of payment that are received by People's, whether provisionally applied to reduce the Obligations, or otherwise). This across-the-board two (2) Business Day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of People's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or People's, and irrespective of the level of Borrower's Obligations to People's. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by People's only if it is received by People's on or before 2:00 p.m., it shall be deemed to have been received by People's as of the opening of business on the immediately following Business Day.

         2.5 Statements Of Obligations. On a monthly basis, People's shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting People's Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and People's unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to People's by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

         2.6 Fees. Borrower shall pay to People's the following fees:

         (a) Closing Fee. A one time commitment fee of Thirteen Thousand Five Hundred Dollars ($13,500) which is earned, in full, and is due and payable by Borrower to People's in connection with this Agreement on the Closing Date;

         (b) Financial Examination, Documentation, and Appraisal Fees. People's customary fee of Four Hundred Dollars ($400) per day per examiner, plus out-of -pocket expenses for each financial analysis and examination of Borrower performed by People's or its agents provided, however, so long as no Event of Default has occurred and is continuing the maximum per diem fees for examiners conducting periodic financial examinations would be limited to Four Thousand Dollars ($4,000) per annum plus actual out of pocket costs; and

         (c) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Two Hundred Dollars ($200) per month.

3.       CONDITIONS; TERM OF AGREEMENT.

         3.1 Conditions Precedent to Initial Advance. The obligation of People's to make the initial advance is subject to the fulfillment, to the satisfaction of People's and its counsel, of each of the following conditions on or before the Closing Date:

         (a)       the closing Date shall occur on or before December 15, 1995;

         (b) Old Lender shall have executed and delivered the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination of its liens and security interests in and to the properties and assets of Borrower or a subordination agreement in form and substance reasonably satisfactory to People's;

         (c) People's shall have received searches reflecting the filing of its financing statements;

         (d) People's shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                  Loan and Security Agreement with
                  Schedule E-1 - Eligible Inventory and Location
                  Schedule P-1 - Permitted Liens
                  Schedule 5.9 - Litigation
                  Schedule 5.12 - Pension Plan Disclosure

                  Borrowing Base Certificate

                  Copy of Warehouse and Distribution
                  Agreement with Mercedes Distribution Center, Incorporated

                  Collateral Assignment of Warehouse
                  and Distribution Agreement with
                  Mercedes Distribution Center, Incorporated

                  Listing of Authors Agreements

                  Assignment of Authors Agreements

                  Listing of Backlist Titles

                  UCC Search

                  The Millbrook Press, Inc.
                  2 Old New Milford Road
                  Brookfield, CT  06804

                  with Secretary of States of

                           Connecticut
                           New York

                  and with County Recorder/Clerk

                           Kings County, New York

                  List of Leased Locations

                  Conditional Assignment of Leases from
                  The Millbrook Press, Inc.

                  Copies of Leases

                  Landlord's Licenses and Waiver
                  Agreements/Agreements of Landlords to
                  Conditional Assignment of Leases
                  Fidelity/Validity Guaranty of

                  Frank Farrell
                  Howard Graham
                  Jean Reynolds

                  Opinion of Dow, Lohnes and Albertson

         (e) People's shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

         (f) People's shall have received copies of Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

         (g) People's shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the State of Delaware and from Connecticut, which certificates shall indicate that Borrower is in good standing in such states;

         (h) People's shall have received certificates of corporate status with respect to Borrower, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the Secretary Of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of Borrower, which certificates shall indicate that Borrower is in good standing;

         (I) People's shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section
6.12 hereof, the form and substance of which shall be reasonably satisfactory to People's and its counsel;

         (j) People's shall have received satisfactory evidence that all returns since the formation of Borrower required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income and franchises have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest; and

         (k) All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to People's and its counsel.

         3.2 Conditions Precedent To All Advances. The following shall be conditions precedent to all advances hereunder:

         (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

         (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance nor shall either result from the making thereof; and

         (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance shall have been issued and remain in force by any governmental authority against Borrower, People's, or any of their Affiliates.

         3.3 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and People's and shall continue in full force and effect for a term ending on the date that is three (3) years from the Closing Date. The foregoing notwithstanding, People's shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

         3.4 Effect Of Termination. On the date of termination, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and People's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and People's obligation to provide advances hereunder is terminated.

         3.5 Early Termination By Borrower. The provisions of Section 3.3 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon ten (10) days prior written notice to People's, to terminate this Agreement by paying to People's, in cash, the Obligations together with a premium (the "Early Termination Premium") equal to Twenty Seven Thousand Dollars ($27,000) if termination occurs on or before last day of the twelfth (12) month after the Closing Date or the sum of Five Thousand Dollars ($5,000) if termination occurs on or after the first day of the thirteenth (13th) month after the Closing Date through the day immediately preceding the third anniversary of the Closing Date; provided, however, that Borrower shall have no obligation to pay People's an Early Termination Premium if the monies used for prepayment of the Obligations are derived from any contribution of additional equity to Borrower (e.g., a public or private offering), or in the event of such prepayment of this Agreement in connection with a merger or an acquisition.

         3.6 Termination Upon Event Of Default. If as a result of the occurrence of an Event of Default, People's shall conduct a liquidation of the Collateral in accordance with the provisions of Section 9 hereof, People's shall be able to collect in connection with such liquidation, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by People's as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section
3.6 shall be deemed included in the Obligations.


4.       CREATION OF SECURITY INTEREST.

         4.1 Grant Of Security Interest. Borrower hereby grants to People's a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. People's security interests in the Collateral shall attach to all Collateral without further action on the part of People's or Borrower. Anything contained in this Agreement or any other Loan Document on the contrary notwithstanding, except for sales of Inventory in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

         4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, promptly upon the request of People's, endorse and assign such Negotiable Collateral to People's and deliver physical possession of such Negotiable Collateral to People's.

         4.3 Collection Of Accounts, General Intangibles, Negotiable Collateral. On or before the Closing Date, People's and Borrower shall enter into the Agreements, in form and substance reasonably satisfactory to People', pursuant to which Borrower shall maintain all of its operating bank accounts with People's (Borrower shall be responsible for all costs and charges assessed by People's in connection with the maintenance of such accounts) and all of Borrower's cash receipts, checks, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to People's on a daily basis. At any time after the occurrence of an Event of Default, People's or People's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or
Negotiable Collateral have been assigned to People's or that People's has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for People's, as People's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to People's in their original form as received by Borrower.

         4.4 Delivery Of Additional Documentation Required. At any time upon the request of People's, Borrower shall execute and deliver to People's all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of titles, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that People's may reasonably request, in form reasonably satisfactory to People's, to perfect and continue perfected People's security interests in the Collateral and in order to fully comply with the terms of the Loan Documents.

         4.5 Power Of Attorney. Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably makes, constitutes, and appoints People's (and any of People's officers, employees, or agents designated by People's ) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4 to perfect and continue perfected People's security interests in the Collateral and in order to fully comply with the terms of the Loan Documents; (b) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into People's possession; (e) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by People's, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which People's determines to be reasonable, and People's may cause to be executed and delivered any documents and releases which People's determines to be necessary. The appointment of People's as Borrower's attorney, and each and every one of People's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and People's obligation to extend credit hereunder is terminated.

         4.6 Right To Inspect. People's (through any of its officers, employees, or agents) shall have the right, form time to time hereafter during ordinary business hours and upon reasonable notice to Borrower, to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5.       REPRESENTATIONS AND WARRANTIES.

         Borrower represents and warrants to People's as follows:

         5.1 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of liens, adverse claims, security interests, or encumbrances, except for Permitted Liens

         5.2 Eligible Accounts. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims. The Inventory giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account
Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

         5.3 Eligible Inventory. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality.

         5.4 Location Of Inventory And Equipment. The Inventory and Equipment are located only at the locations identified on Schedule E-1 or otherwise permitted by Section 6.15.

         5.5 Inventory Records. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind and quantity of the Inventory, and Borrower's cost therefor.

         5.6 Location Of Chief Executive Office; FEIN. The chief executive office of Borrower of located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 06-139-0025.

         5.7 Due Organization And Qualification; No Subsidiaries. Borrower is duly organized and existing and in good standing under the laws of the State of Delaware and qualified and licensed to do business in Connecticut, and in good standing in, any other state or jurisdiction where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), or finances of Borrower or on the value of the Collateral to People's. Borrower has no subsidiaries.

         5.8 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a b reach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound to the extent that such agreement has or could be reasonably expected to have a material adverse effect on Borrower's business.

         5.9 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.9; and (c) matters arising after the date hereof that, if decided adversely to Borrower be reasonably expected to materially impair the prospect of repayment of the Obligations or materially impair the value or priority of People's security interests in the Collateral.

         5.10 No Material Adverse Change In Financial Condition. All financial statements relating to Borrower that have been delivered by Borrower to People's have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. As of the date hereof, there has not been a material adverse change in the financial condition of Borrower since the date of the latest financial statements submitted to People's on or before the Closing Date.

         5.11 Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

         5.12 Employee Benefits. Except as disclosed on Schedule 5.12, each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan and each trust maintained pursuant thereto is the subject of a favorable determination letter issued by the Internal Revenue Service regarding their exemptions from federal income taxation under ITC Section 501, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or
(y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the applicable notice and continuation coverage requirements of
Section 4980B of the IRC.

         5.13 Environmental Condition. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials to the extent that it has or could be reasonably expected to have a material adverse effect on Borrower's business. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statue as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

         5.14 Reliance By People's; Cumulative. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance and shall be conclusively presumed to have been relied on by People's regardless of any investigation made or information possessed by People's. The warranties and representations set forth herein shall be cumulative and in addition to any and all other written warranties and representations that Borrower now or hereafter shall give, or cause to be given, to People's.


6.       AFFIRMATIVE COVENANTS.

         Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless People's shall otherwise consent in writing, Borrower shall do all of the following:

         6.1 Accounting System. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by People's. Borrower also shall keep proper books of account showing all sales, claims, and allowances on its Inventory in accordance with prevailing standards in the publishing industry.

         6.2 Collateral Reports. Borrower shall deliver to People's, no later than the fifteenth (15th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with a copy to People's, and, at People's direction after an Event of Default has occurred, the invoices shall indicate on their face that the Account has been assigned to People's and that all payments are to be made directly to People's. Borrower shall deliver to People's, daily collection reports and cash application, and as People's may from time to time require, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by People's, copies of all such documentation shall be held by Borrower as custodian for People's. In addition, from time to time, Borrower shall deliver to People's such other and additional information or documentation as People's may reasonably request.

         6.3 Schedules Of Accounts. With such regularity as People's shall require, Borrower shall provide People's with schedules describing all Accounts. People's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit People's security interests or other rights in and to the Accounts.

         6.4 Financial Statements, Reports, Certificates. Borrower agrees to deliver to People's: (a) as soon as available, but in any event within thirty
(30) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter during each of Borrower's fiscal years, a company prepared report on slow moving Inventory; and (c) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by KPMG Peat Marwick or such other independent certified public accountants reasonably acceptable to People's and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to People's stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more subsidiaries, or Affiliates, or is a subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis. In addition to the above, annually with Borrower's annual financial statements, Borrower shall provide People's with a projection on an annual basis for the ensuing fiscal year of Borrower's cash flow, financial performance, sales and expenses.

Together with the above, Borrower also shall deliver to People's Borrower's any Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, in their capacity as shareholders, and any other report reasonably requested by People's relating to the Collateral or the financial condition of Borrower.

Each month, together with the financial statements provided pursuant to Section 6.4(a), Borrower shall deliver to People's a certificate signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to People's hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date and except for changes resulting from events or transactions not expressly prohibited by the terms hereof); and (iv) on the date of delivery of such certificate to People's there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with People's and to release to People's whatever financial information concerning Borrower that People's may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to People's, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to people's any information they may have regarding Borrower's business affairs and financial conditions.

         6.5 Tax Returns. Borrower agrees to deliver to People's copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

         6.6      Intentionally Deleted.

         6.7 Designation Of Inventory. Borrower shall now and from time to time hereafter, but not less frequently than monthly, execute and deliver to People's a designation of Inventory specifying Borrower's cost and the wholesale market value thereof and further specifying such other information as People's may reasonably request.

         6.8 Returns. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to People's) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any inventory to Borrower, Borrower promptly shall determine the reason for such return and, if People's consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to People's) in the appropriate amount to such Account Debtor. On a monthly basis, Borrower shall notify People's of all returns and recoveries and of all disputes and claims.

         6.9 Title To Equipment. Upon People's request, Borrower shall promptly deliver to People's, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

         6.10 Maintenance Of Equipment. Borrower shall keep and maintain the equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto to maintain equipment in good operating condition, except for property which, in the good faith of Borrower, may no longer be profitably employed in the business of Borrower.

         6.11 Taxes. Except to the extent that such assessments and taxes, due and payable by, imposed, levied or assessed against Borrower or any of its property is the subject of a Permitted Lien or Permitted Protest, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to People's, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish People's with proof reasonably satisfactory to People's indicating that Borrower has made such payments or deposits.

         6.12     Insurance.

         (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain product liability, public liability and property damage insurance relating to Borrower's ownership and use of the Collateral.

         (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as is customary in the case of corporations of established reputations engaged in the same or similar business and similarly situated. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to People's, showing People's as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to People's before canceling its policy for any reason. Borrower shall deliver to People's certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to People's to be applied on account of the Obligations.

         6.13     Financial Covenants.  Borrower shall maintain:

         (a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least 1.30 to 1.0 through April, 1996 (with no Current Ratio tested during the months of May, June and July of 1996),
1.35 to 1.0 during fiscal 1997 and 1.40 to 1.0 during fiscal 1998 and thereafter, all measured on a calendar month-end basis;

         (b) Total Liabilities to Tangible Net Worth Ratio. A ratio of Borrower's total liabilities divided by Tangible Net Worth of not more than 2.0 to 1.0 during the term of this Agreement, measured on a calendar month-end basis;

         (c) Tangible Net Worth. Tangible Net Worth of at least $2,200,000 through April, 1996, $2,100,000 during the months of May, June and July of 1996, $2,200,000 during fiscal 1997, $2,400,000 during fiscal 1998 and thereafter, all measured on a calendar month-end basis; and

         (d) Working Capital. Working Capital of not less than $1,300,000 through April, 1996 (with no Working Capital minimum during the months of May, June and July of 1996), $1,400,000 during fiscal 1997, $1,500,000 during fiscal 1998 and thereafter, all measured on a calendar month-end basis.

         (e) Debt Service. Borrower shall maintain a Debt Service Ratio of not less than 2.0 to 1.0 during the term of this Agreement, measured on a calendar month-end basis.

         (f) Development Costs of New Titles. Borrower shall during each rolling 12 month period during the term of this Agreement limit its costs of development of new titles to cash flow in excess of 1.25 times the Debt Service Ratio plus additional paid in equity.

         6.14 No Setoffs Or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

         6.15 Location Of Inventory And Equipment. Borrower shall keep the Inventory and Equipment only at the locations identified on Schedule E-1;
provided, however, that Borrower may amend Schedule E-1 so long as such amendment occurs by written notice to People's not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected People's security interests in such assets and also provides to People's a landlord's waiver in form and substance satisfactory to People's.

         6.16 Compliance With Laws. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise) or finances of Borrower or on the value of the Collateral to People's.

         6.17     Employee Benefits.

         (a) Borrower shall deliver to People's a written statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within ten (10 ) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower; (ii) the incurrent of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

         (b) Borrower shall also promptly furnish to People's copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of People's, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to or from the PBGC to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (y) a termination described in
Section 4041A of ERISA, or (z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA; (vi) the adoption of any new Plan that is subject to Title IV of ERISA or Section 412 of the IRC by Borrower of any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits of Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

         6.18 Leases. Borrower shall pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, People's shall be entitled, in its discretion, and without the necessity of declaring an Event of

Default, to reserve an amount equal to such unpaid amounts from the loan availability created under Section 2.1 hereof.


7.       NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without People's prior written consent which shall not be unreasonably withhold:

         7.1  Indebtedness.   Create,  incur,  assume,  permit,   guarantee,  or
otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

         (a)      Indebtedness evidenced by this Agreement;

         (b) Indebtedness set forth in the latest financial statements of Borrower submitted to People's on or prior to the Closing Date;

         (c)      Indebtedness secured by Permitted Liens; and

         (d) Refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to People's as those applicable to the refinanced Indebtedness; and

         (e) Other Indebtedness not otherwise permitted by this Section 7.1 in an aggregate principal amount not to exceed $50,000 at any time provided, however, that at all times, Borrower shall be in compliance with all of the covenants contained in Section 6.13 hereof.

         7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(d) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

         7.3 Restrictions On Fundamental Changes. Consummate any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

         7.4 Extraordinary Transactions And Disposal Of Assets. Consummate any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets (other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted).

         7.5 Change Name. Change Borrower's name, FEIN, business structure, or identity, or add any new fictitious name.

         7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to People's.

         7.7 Restructure. Make any change in Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

         7.8 Prepayments.  Except in connection with a refinancing  permitted by
Section 7.1(d), prepay any Indebtedness owing to any third Person.

         7.9  Change  Of  Control.   Cause,  permit,  or  suffer,   directly  or
indirectly, any Change Of Control.

         7.10 Expenditures. Make any capital expenditure, or any commitment therefor, in excess of One Hundred Twenty-Five Thousand Dollars ($125,000) during the 1995 fiscal year or make any capital expenditure, or any commitment therefor, in excess of One Hundred Fifty Thousand Dollars ($150,000) during the 1996, 1997 or 1998 fiscal years.

         7.11 Intentionally Deleted.

         7.12 Distributions. Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding; provided, however, dividends on preferred stock may continue to accrue.

         7.13 Accounting Methods. Modify or change its method of accounting or enter into, modify, terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide People's information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by People's pursuant to or in accordance with this Agreement, and agrees that People's may contact directly any such accounting firm or service bureau in order to obtain such information.

         7.14 Investments. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of) or make any loan, advance, or capital contribution to , any Person, except:

         (a) direct obligations of the United States Government maturing in one year;

         (b) certificates of deposit of a member bank of the Federal Reserve System having capital, surplus and undivided profits in excess of $100,000,000;

         (c) any investment in commercial paper which at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Mood's Investor's Service, Inc. or Standard & Poor's Corporation;

         (d) investments (including debt obligations) received in connection with the bankruptcy or reorganization of Account Debtors or suppliers and in settlement of delinquent obligations of, and other disputes, Account Debtors or suppliers arising in the ordinary course of business; and

         (e) deposit accounts of the Borrower maintained in the ordinary course of business.

         7.15 Transactions With Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to People's, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

         7.16 Suspension. Suspend or terminate a substantial portion of its business.

         7.17 Compensation. Increase the annual fee or per-meeting fees paid to director during any year by more than fifteen percent (15%) over the prior year; pay or accrue total cash compensation, during any year, to officers and senior management employees in an aggregate amount in excess of one hundred fifteen percent (115%) of that paid or accrued in the prior year.

         7.18 Use Of Proceeds. Use the proceeds of the advances made hereunder for any purpose other than: (a) on the Closing Date, to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Old Lender; (b) to pay transactional costs and expenses incurred in connection with this Agreement; and (c) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

         7.19 Change In Location Of Chief Executive Office; Inventory And Equipment With Bailees. Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to People's, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements necessary to perfect and continue perfected People's security interests and also provides to People's a landlord's waiver in form and substance satisfactory to People's.


8.       EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

         8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts, fees and charges due People's, reimbursement of People's Expenses, or other amounts constituting Obligations);

         8.2 If Borrower fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and People's in relation thereto, and such failure shall continue for thirty (30) days after becoming known to Borrower;

         8.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to People's or a material impairment of the value or priority of People's security interests in the Collateral;

         8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

         8.5      If an Insolvency Proceeding is commenced by Borrower;

         8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed with sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, People's shall be relieved of its obligation to make additional advances hereunder; (d) a trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

         8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

         8.8 If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States
Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owning at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of borrower's properties or assets and the same is not paid on the payment date thereof;

         8.9 The Borrower shall suffer final judgments for payment of monies aggregating in excess of $100,000, exclusive of amounts covered by insurance proceeds, and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed;

         8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

         8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

         8.12 If any warranty, representation, statement, or report made to People's by Borrower or any officer, employee, agent, or director of Borrower is materially false when made;

         8.13 If the obligation of any guarantor or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

         8.14 If (a) with respect to any Plan, there shall occur any of the following which would reasonably be expected to have a material adverse effect on the financial condition of Borrower; (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan,
(vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan, (viii) a commencement or increase of contributions to, or the adoption of or the amendment or, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC; or (b) the Unfunded Benefit Liability of all of the Plans of Borrower and its ERISA Affiliates shall, in the aggregate, exceed $100,000.

9.       PEOPLE'S RIGHTS AND REMEDIES.

         9.1 Rights And Remedies. Upon the occurrence and during the continuation, of an Event of Default People's may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

         (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

         (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents;

         (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of People's, but without affecting People's rights and security interests in the Collateral and without affecting the Obligations;

         (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which People's considers advisable, and in such cases, People's will credit Borrower's loan account with only the net amounts received by People's in payment of such disputed Accounts after deducting all People's Expenses incurred or expended in connection therewith;

         (e) Cause Borrower to hold all returned Inventory in trust for People's, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of People's;

         (f) Without notice to or demand upon Borrower, make such payments and do such acts as People's considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if People's so requires, and to make the Collateral available to People's as People's may designate. Borrower authorizes People's to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in People's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith;

         (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by People's or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by People's;

         (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by People's to secure the full and final repayment of all of the Obligations;

         (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.

For the purpose of enabling  People's to exercise rights and remedies under this
Section 9 at such time as People's shall be lawfully entitled to exercise such rights and remedies, People's is hereby granted, to the extent assignable, a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to People's benefit;

         (j) Upon at least ten (10) days notice to Borrower, sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

         (k) People's shall give notice of the disposition of the Collateral as follows:

         (1) People's shall give Borrower and each holder of a security interest in the Collateral who has filed with People's a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

         (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least ten (10) days before the date fixed for the sale or at least ten (10) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to People's;

         (3) If the sale is to be made a public sale, People's also shall give notice of the time and place by publishing a notice one time at least ten (10) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

         (l)      People's may credit bid and purchase at any public sale; and

         (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by People's to Borrower.

         9.2 Remedies Cumulative. People's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. People's shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by People's of one right or remedy shall be deemed an election, and no waiver by People's of any Event of

Default shall be deemed a continuing waiver. No delay by People's shall constitute a waiver, election, or acquiescence by it.


10.      TAXES AND EXPENSES.

If the Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that People's determines that such failure by Borrower could have a material adverse effect on People's interests in the Collateral in its discretion and without proper notice to Borrower, People's may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as People's deems necessary to protect People's from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in
Section 6.12, and take any action with respect to such policies as People's deems prudent. Any such amounts paid by People's shall constitute People's Expenses. Any such payment made by People's shall not constitute an agreement by People's to make similar payments in the future or a waiver by People's of any Event of Default under this Agreement. People's need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.


11.      WAIVERS; INDEMNIFICATION.

         11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by People's on which Borrower may in any way be liable.

         11.2 People's Liability For Collateral. So long as People's complies with its obligations, if any, under Section 9207 of the Code, People's shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

         11.3 Indemnification. Borrower agrees to defend, indemnify, save, and hold People's and its officers, employees, and agents (referred to herein as "Indemnified Persons") harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including reasonable attorneys fees and disbursements) in any way suffered, incurred, or paid by People's as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document; provided, however, that the Borrower shall not be liable to any Indemnified Person, if there is a judicial determination that such losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulted solely from the gross negligence or willful misconduct of an Indemnified Person. This provision shall survive the termination of this Agreement.


12.      NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, by reputable overnight courier service, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to People's, as the case may be, at its address set forth below:

If to Borrower:  The Millbrook Press, Inc.
                 2 Old New Milford Road
                 Brookfield, CT  06804
                 Attn:  Mr. Frank Farrell
                 Telefacsimile No. (203)740-2526

If to People's:  People's Bank
                 Bridgeport Center
                 850 Main Street
                 Bridgeport, CT  06604-4913
                 Attn:  Nicholas Mecca
                 Telefacsimile No. (203) 338-2639

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this Section 12, other than notices by People's in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by People's in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.


13.      CHOICE OR LAW AND VENUE; JURY TRIAL WAIVER.

THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT GIVING EFFECT TO ITS CONFLICT OR LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED

AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF FAIRFIELD, STATE OF CONNECTICUT OR, AT THE SOLE OPTION OF PEOPLE'S IN ANY OTHER COURT IN WHICH PEOPLE'S SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND PEOPLE'S WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
13. BORROWER AND PEOPLE'S HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL AND PEOPLE'S HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND PEOPLE'S REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRAIL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

BORROWER ACKNOWLEDGES ITS UNDERSTANDING THAT PEOPLE'S MAY HAVE RIGHTS AGAINST BORROWER, NOW OR IN THE FUTURE, IN ITS CAPACITY AS SECURED PARTY, CREDITOR, OR IN ANY OTHER CAPACITIES. SUCH RIGHTS MAY INCLUDE THE RIGHT TO DEPRIVE BORROWER OF OR AFFECT THE USE OF OR POSSESSION OR ENJOYMENT OF BORROWER'S PROPERTY; AND IN THE EVENT PEOPLE'S DEEMS IT NECESSARY TO EXERCISE ANY OF SUCH RIGHTS PRIOR TO THE RENDITION OF A FINAL JUDGMENT AGAINST BORROWER, OR OTHERWISE, BORROWER MAY BE ENTITLED TO NOTICE AND/OR HEARING UNDER THE LAWS OF THE STATE OF CONNECTICUT, (TO DETERMINE WHETHER OR NOT PEOPLE'S HAS A PROBABLE CAUSE TO SUSTAIN THE VALIDITY OF PEOPLE'S CLAIM), PRIOR TO THE EXERCISE BY PEOPLE'S OF ANY SUCH RIGHTS. BORROWER EXPRESSLY AGREES THAT THIS AGREEMENT REPRESENTS A COMMERCIAL TRANSACTION AND WAIVES ANY RIGHT UNDER TITLE 52, SECTION 278 OF THE CONNECTICUT GENERAL STATUES, AS AMENDED, TO NOTICE OF ANY REQUEST FOR A PREJUDGMENT REMEDY OR HEARING TO WHICH BORROWER MAY BE ENTITLED; PROVIDED, HOWEVER, THAT THIS WAIVER SHALL NOT INCLUDE A WAIVER OF SUCH RIGHTS AS BORROWER SHALL HAVE TO PRIOR NOTICE OF THE PROPOSED DISPOSITION OF COLLATERAL BY PEOPLE'S. SPECIFICALLY AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BORROWER RECOGNIZES THAT PEOPLE'S HAS AND SHALL CONTINUE TO HAVE AN ABSOLUTE RIGHT TO EFFECT A SECURITY INTEREST WITHOUT THE NECESSITY OF ACCORDING TO BORROWER ANY PRIOR NOTICE OR
HEARING. THIS SHALL BE A CONTINUING WAIVER AND REMAIN IN FULL FORCE AND EFFECT SO LONG AS BORROWER IS OBLIGATED TO PEOPLE'S.


14.      DESTRUCTION OF BORROWER'S DOCUMENTS.

         15.1 Effectiveness. This Agreement shall be binding an deemed effective when executed by Borrower and People's.

         15.2 Successors And Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without People's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by People's shall release Borrower from its Obligations. People's may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. People's reserves the right to sell, assign, transfer, negotiate, or grant participation's in all or any part of, or any interest in People's rights and benefits hereunder. In connection with any such assignment or participation, People's may disclose all documents and information which People's now or hereafter may have relating to Borrower or Borrower's business. To the extent that People's assigns its rights and obligations hereunder to a third Person, People's thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a notation between Borrower and such third Person.

         15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

         15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against People's or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

         15.5 Severability Of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

         15.6 Amendments In Writing. This Agreement can only be amended by a writing signed by both People's and Borrower.

         15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

IN WITNESS WHEREOF, Subordinating Creditor and Obligor have severally executed this Agreement on December 14, 1995.


                                         Obligor:


                                         The Millbrook Press, Inc.


                                         By:

                                              Its Vice President



                                         Subordinating Creditor (Debtor):

                                         Jean Reynolds





Accepted by:

Secured Party:

People's Bank


By:

     Its Vice President